UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

MAVERICK TUBE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS FILING CONSISTS OF PORTIONS OF A TRANSCRIPT FROM A CONFERENCE CALL WITH INVESTORS ON AUGUST 2, 2006 WITH RESPECT TO THE PROPOSED TRANSACTION.
Forward-Looking Statements
Statements about the expected timing, completion and effects of the proposed merger and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Maverick may not be able to complete the proposed merger because of a number of factors, including the failure of Maverick’s stockholders to approve the merger, the failure to obtain regulatory approvals or the failure to satisfy other closing conditions. Factors that may affect the business or financial results of Maverick include those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2005, as amended. Maverick assumes no obligation to update any forecast or forward-looking statements included in this document, except as required by law.
Additional Information and Where to Find It
In connection with the solicitation of proxies by Maverick with respect to the meeting of its stockholders to be called with respect to the proposed merger, Maverick filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on June 30, 2006. Maverick will also file a definitive proxy statement and other relevant documents with the SEC in connection with the proposed transaction, and will furnish the definitive proxy statement to stockholders of Maverick. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, STOCKHOLDERS OF MAVERICK ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Maverick Tube Corporation, 16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri 63107, Attention: Joyce M. Schuldt, Telephone: 636-733-1600, or from Maverick’s website, www.mavericktube.com.
Participants in the Solicitation
Maverick and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in Maverick’s proxy statement relating to the proposed merger described above.

C. Robert Bunch, Chairman, President and Chief Executive Officer

Now, I will give you a quick update on the status of our proposed merger with Tenaris. As you all know, on June 13th, we announced the execution of a definitive merger agreement with Tenaris under which Tenaris will subject to regulatory and Maverick shareholder approval acquire all of the outstanding shares of Maverick for $65 cash. As we reported in the preliminary proxy that was filed on June 30th of this year, the jurisdictions that require regulatory filings are Canada, United States, Columbia, Italy, Norway, Germany and Brazil.
Maverick and Tenaris as of today completed and submitted all of the necessary competition filings. I am happy to report that we have received notification last Friday from the United States Federal Trade Commission that early termination of the US waiting period was granted as requested in our Hart-Scott-Rodino filing. We also expect to receive a determination from the Canadian Competition Bureau within the next few days.
The United States Securities and Exchange Commission has reviewed our preliminary proxy statement and provided comments to us last Friday. We are currently working through our response to those comments. At this point, we do not see anything that would likely delay our proposing as late third quarter or early fourth quarter, although of course the timing depends on the regulatory approvals.
In the interim, your management team is focused on running the business, completing the strategy initiatives that are in place, as well as working with Tenaris and the appropriate regulatory bodies’ to effect a smooth and expeditious at closing as possible. We now have time to take a few questions.
QUESTION AND ANSWER SECTION
Operator: Your next comes from the line of Mr. Dhruv [ph] with Simmons. Please proceed.
<Q>: Hey guys.
<A — Robert Bunch>: Hey, how are you doing?
<Q>: Have you guys answered this, just let me know. You talked about the US coming back with a — did I understand it correctly and they basically signed off on the deals?
<A — Robert Bunch>: Yeah, the FTC has granted our request for early termination of the waiting period, so the US is signed off on the deal.
<Q>: Okay. And, what were the SEC comments that they came back with?
<A — Robert Bunch>: I would say nothing that was unexpected. So, again the, sort of I would say routine comments that we are working through at this point. The lawyers are obviously working with the SEC staff to address those. I don’t see anything that would likely be significant in that.
<Q>: That’s all I had. Thank you.
<A — Robert Bunch>: All right. Thank you.